Exhibit 99.1

Dime Community Bancshares, Inc. Announces Senior Finance Promotions

BROOKLYN, January 17, 2019 (GLOBE NEWSWIRE) — Dime Community Bancshares, Inc. ("the Company" or “Dime”) (NASDAQ: DCOM) today announced that Avinash “Avi” Reddy was named Executive Vice President and Chief Financial Officer (“CFO”) of the Company and its subsidiary, Dime Community Bank (the “Bank”), and Leslie Veluswamy was named Chief Accounting Officer of the Company and Bank.

Mr. Reddy previously served as Senior Vice President, Head of Corporate Development and Treasurer at the Company, beginning in 2017. Prior to joining the Company, Mr. Reddy held several investment banking roles with firms including Evercore Partners, Barclays Capital and
Lehman Brothers giving him broad experience in corporate finance, capital markets and mergers and acquisitions.

Ms. Veluswamy previously served as Senior Vice President and Director of Financial Reporting at the Company, beginning in 2017. Ms. Veluswamy, a certified public accountant, has extensive accounting and managerial experience including working as Accounting Manager at the public accounting firm of Crowe LLP for seven years and as Assistant Controller at the insurance broker Crystal and Company for two years.

Kenneth J. Mahon, President and CEO of the Company, said, “With these promotions, we will consolidate leadership in the Finance Division under Avi who will be one of my direct reports. Having a strong Finance team is important as we continue our transformation towards a community commercial bank. Both Avi and Leslie have earned the respect of their colleagues and of our Bank’s directors for their strategic insight, judgment and demeanor.”

ABOUT DIME COMMUNITY BANCSHARES, INC.
The Company had $6.29 billion in consolidated assets as of September 30, 2018. The bank was founded in 1864, is headquartered in Brooklyn, New York, and currently has twenty-nine branches located throughout Brooklyn, Queens, the Bronx, Nassau County and Suffolk County, New York. More information on the Company and the bank can be found on Dime's website at www.dime.com.

Contact: Avinash Reddy
Executive Vice President – Chief Financial Officer
718-782-6200 extension 5909